                                                                   Exhibit 99.01

DEL GLOBAL TECHNOLOGIES SIGNS $8 MILLION CREDIT FACILITY
WITH NORTH FORK BUSINESS CAPITAL

VALHALLA,  N.Y.-Aug. 2, 2005--Del Global Technologies Corp. (DGTC) ("Del Global"
or "the Company")  today announced that it has entered into an $8 million credit facility  with North Fork  Business  Capital.  The  facility is  comprised  of a three-year,  $6 million  revolving  line of credit and a three-year,  $2 million term  loan.  Proceeds  will be used to  retire  the  Company's  existing  credit facility and for general working capital purposes.

Walter  Schneider,  Chief  Executive  Officer of Del  Global,  commented,  "This agreement  provides  Del Global  with an  additional  $2  million  in  borrowing capacity and gives the Company the  resources to support our  continuing  growth initiatives. We appreciate that North Fork Business Capital devoted the time and
resources  to  truly  understand  Del  Global's   business,   industry  and  the
opportunities we are pursuing."

North  Fork  Business  Capital  is part of North Fork  Bancorporation,  Inc.,  a regional bank holding company  headquartered  in New York conducting  commercial and retail  banking from  approximately  358 branch  locations in the  Tri-State area, with a complementary national mortgage banking business.

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global  Technologies  Corp. is primarily engaged in the design,  manufacture
and  marketing  of  cost-effective   medical  imaging  and  diagnostic   systems
consisting of stationary and portable  x-ray systems,  radiographic/fluoroscopic systems,  dental imaging systems and proprietary  high-voltage  power conversion subsystems for medical and other critical industrial  applications.  Through its
RFI  subsidiary,  Del  Global  manufactures  electronic  filters,  high  voltage capacitors, pulse modulators,  transformers and reactors, and a variety of other products  designed  for  industrial,  medical,  military  and  other  commercial applications.

Statements   about  future   results   made  in  this  release  may   constitute
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation   Reform  Act  of  1995.   These  statements  are  based  on  current
expectations  and the current  economic  environment.  Del Global  cautions that these  statements are not  guarantees of future  performance.  These  statements involve a number of risks  and  uncertainties  that are  difficult  to  predict, including,  but not  limited  to: the  ability of Del  Global to  implement  its business  plan;  retention of  management;  changing  industry  and  competitive conditions;  obtaining  anticipated operating  efficiencies;  securing necessary capital facilities;  favorable  determinations in various legal matters;  market and operating  risks from foreign  currency  exchange  exposures;  and favorable general economic  conditions.  Actual results could differ materially from those expressed or implied in the forward-looking  statements.  Important  assumptions and other important factors that could cause actual results to differ materially from those in the  forward-looking  statements  are  specified in the  Company's filings with the Securities and Exchange Commission.

___________________________

Contact:
     Del Global Technologies Corp.
     Walter F. Schneider, President & Chief Executive Officer
     Mark Koch, Principal Accounting Officer
     914-686-3650
      or
     Investor Relations:
     The Equity Group Inc.
     Devin Sullivan, 212-836-9608
     Adam Prior, 212-836-9606